EXHIBIT 10.2.1

Lease Termination Agreement

This Lease Termination Agreement is entered into this First day of July, 2009 by and between Paramount Finance Corporation hereinafter referred to as "Lessor" and Divine Skin, Inc. and DS Laboratories and Daniel Khesin and Leonid Smirnov hereinafter collectively referred to as "Lessee".

On March 6th 2009, a Lease Agreement was executed by and between the Lessor and Lessee for the premises located at 1135 Kane Concourse, 4th and 6th Floors, Bay Harbor Islands FL 33154.

Lessee has determined that it will not be able to meet its obligations as stated in the above referenced Lease Agreement and have asked that the Lease Agreement be terminated.

Lessee and Lessor have agreed to terminate the above referenced Lease Agreement subject to the following conditions:

1)

Lessee must vacate and deliver possession of the leased premises back to the Lessor on or before July 1, 2009.

2)

Lessee will forfeit any and all of its unused Security Deposit currently on deposit with the Lessor as agreed upon liquidated damages due Lessor as a result of Lessee's non performance.

3)

Lessee will pay in certified funds the amount of $16,000 to Lessor on or before July 1, 2009 for past due rent, and as an agreed upon settlement for damages caused to the property.

Subject to all of the above conditions listed above, Lessee and Lessor hereby release each other of and from any and all liabilities, future and or past obligations, and any claims either party had or has against the other from the beginning of the world though the date of execution of this agreement.

Wherefore the parties to this agreement have executed this instrument on this first day of July 2009.

/s/ xxx	/s/ Leo Smirnov
Paramount Finance Corporation	Leo Smirnov

/s/ xxx	/s/ Daniel Khesin
Divine Skin Inc.	Daniel Khesin

/s/ xxx
DS Laboratories